EXHIBIT 21.1

COMMERCE UNION BANCSHARES, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation

Reliant Bank	Tennessee

Reliant Bancorp Mortgage Ventures, LLC	Tennessee